                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                  FORM 8-K/A
                       AMENDMENT NO. 1 TO CURRENT REPORT



               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported):

                                August 31, 1999
                            -----------------------



                            Brooks Automation, Inc.
           ----------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


                                    Delaware
       -------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)


        000-25434                                        04-3040660
- ----------------------------               ------------------------------------
 (Commission File Number)                  (I.R.S. Employer Identification No.)



15 Elizabeth Drive, Chelmsford, MA                                 01824
- -------------------------------------------------------------------------------


                                 (978) 262-2400
- -------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

The undersigned Registrant hereby amends Item 7 of its Current Report on Form 8-K filed on September 15, 1999 to read in its entirety as follows:

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

             Smart Machines Inc. Balance Sheets as of December 31, 1998 and 1997

             Smart Machines Inc. Statements of Operations for the years ended December 31, 1998, 1997 and 1996 and for the period from October 1, 1994 (date of inception) to December 31, 1998

             Smart Machines Inc. Statements of Changes in Nonredeemable Preferred Stock and Shareholders' Equity (Deficit) for the period from October 1, 1994 (date of inception) to December 31, 1998

             Smart Machines Inc. Statements of Cash Flows for the years ended December 31, 1998, 1997 and 1996 and for the period from October 1, 1994 (date of inception) to December 31, 1998

             Smart Machines Inc. Notes to Financial Statements

             Report of Independent Accountants

             Smart Machines Inc. Unaudited Condensed Balance Sheet as of March 31, 1999 and Condensed Balance Sheet as of December 31, 1998

             Smart Machines Inc. Unaudited Condensed Statements of Operations for the three months ended March 31, 1999 and 1998, and for the period from October 1, 1994 (date of inception) to March 31, 1999

             Smart Machines Inc. Unaudited Condensed Statements of Cash Flows for the three months ended March 31, 1999 and 1998, and for the period from October 1, 1994 (date of inception) to March 31, 1999

             Smart Machines Inc. Notes to Unaudited Condensed Financial
             Statements

         (b) UNAUDITED PRO FORMA FINANCIAL INFORMATION

             Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1999

             Pro Forma Condensed Consolidated Statements of Operations for the six months ended March 31, 1999 and 1998, and the years ended September 30, 1998, 1997 and 1996

             Notes to Pro Forma Condensed Consolidated Financial Statements

      (c)    EXHIBITS

             Item No.   Description
             --------   -----------

               2.05 Agreement and plan of merger dated as of July 7, 1999 among the Registrant, Smart Acquisition Corporation and Smart Machines [incorporated by reference as Exhibit
                        2.05 to the Registrant's Registration Statement on Form S-4 (No. 333-84727)].

              23.1      Consent of PricewaterhouseCoopers LLP

                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                       By:  /s/ Ellen B. Richstone
                                            ----------------------
                                       Ellen B. Richstone
                                       Senior Vice President of Finance and
                                       Administration and Chief Financial
                                       Officer


Dated:  September 29, 1999

                              SMART MACHINES INC.
                      (a company in the development stage)

                                 BALANCE SHEETS

                                                           December 31,
                                                     -------------------------
                                                         1998         1997
                                                     ------------  -----------
                                   ASSETS
Current assets:
  Cash and cash equivalents......................... $  1,318,073  $ 2,079,742
  Accounts receivable, net..........................      154,943       23,842
  Inventories.......................................      581,377      893,392
  Prepaid expenses and other current assets.........       95,585      172,669
  Receivable from related party.....................           --       70,368
                                                     ------------  -----------
    Total current assets............................    2,149,978    3,240,013

Fixed assets, net...................................      342,619      567,806
Other assets........................................       14,662       16,260
                                                     ------------  -----------
    Total assets.................................... $  2,507,259  $ 3,824,079
                                                     ============  ===========
              LIABILITIES, AND REDEEMABLE CONVERTIBLE PREFERRED
           STOCK, AND NONREDEEMABLE PREFERRED STOCK, COMMON STOCK,
                   AND OTHER SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Notes payable--current portion.................... $    265,468  $    61,298
  Capital lease obligations--current portion........        9,299      108,908
  Accounts payable..................................      174,163      278,399
  Accrued interest payable..........................       97,223          341
  Accrued compensation and benefits.................       68,257       54,890
  Allowance for warranty............................       19,098       33,214
  Accrued expenses and other current liabilities....       88,588       71,453
                                                     ------------  -----------
    Total current liabilities.......................      722,096      608,503
Notes payable--less current portion.................      713,913       91,947
Convertible notes...................................    2,500,008           --
Capital lease obligations--less current portion.....           --       12,095
                                                     ------------  -----------
    Total liabilities...............................    3,936,017      712,545
                                                     ------------  -----------
Commitments (Note 8)
Redeemable convertible preferred stock: no par
 value; authorized 3,249,511 shares; issued and
 outstanding 1,166,581 shares at December 31, 1998
 and 1997...........................................    3,561,828    2,662,801
                                                     ------------  -----------
Nonredeemable convertible preferred stock, common
 stock, and other shareholders' equity (deficit):
  Convertible preferred stock: no par value;
   authorized: 12,750,489 shares; issued and
   outstanding; 3,331,478 shares at December 31,
   1998 and 1997 (Liquidation value; $6,481,482)....    6,467,306    6,467,306
  Common stock; no par value: authorized; 33,000,000
   shares; issued and outstanding; 4,554,712 shares
   at December 31, 1998, and 4,486,151 shares at
   December 31, 1997................................      746,649      688,639
  Preferred stock warrant value.....................    1,838,256    1,838,256
  Deficit accumulated during the development stage..  (14,042,797)  (8,545,468)
                                                     ------------  -----------
    Total nonredeemable convertible preferred stock,
     common stock, and other shareholders' equity
     (deficit)......................................   (4,990,586)     448,733
                                                     ------------  -----------
    Total liabilities, and redeemable convertible
     preferred stock, and nonredeemable convertible
     preferred stock, common stock, and other
     shareholders' equity (deficit)................. $  2,507,259  $ 3,824,079
                                                     ============  ===========

    The accompanying notes are an integral part of these financial statements.

                              SMART MACHINES INC.
                      (a company in the development stage)

                            STATEMENTS OF OPERATIONS

                                                                  Cumulative
                                                                 Period from
                                                                  October 1,
                                                                  1994 (date
                                                                      of
                               Years Ended December 31,           inception)
                          -------------------------------------  to December
                             1998         1997         1996        31, 1998
                          -----------  -----------  -----------  ------------
Net sales................ $   382,374  $   686,564  $        --  $  1,068,938
Cost of sales............   1,171,460    1,549,441           --     2,720,901
                          -----------  -----------  -----------  ------------
 Gross profit............    (789,086)    (862,877)          --    (1,651,963)
                          -----------  -----------  -----------  ------------
Research and
 development.............   2,715,223    1,615,835    1,979,343     7,669,475
Selling, general and
 administrative..........   1,029,413      953,721      851,706     3,411,330
                          -----------  -----------  -----------  ------------
 Loss from operations....  (4,533,722)  (3,432,433)  (2,831,049)  (12,732,768)
Interest income..........      65,764       94,677       49,397       257,228
Interest expense.........     130,344       30,157       19,292       181,852
Other expense............          --           --        2,400         2,400
                          -----------  -----------  -----------  ------------
Net loss.................  (4,598,302)  (3,367,913)  (2,803,344)  (12,659,792)
Dividends on preferred
 stock...................     899,027      483,978           --     1,383,005
                          -----------  -----------  -----------  ------------
Net loss attributable to
 common shareholders..... $(5,497,329) $(3,851,891) $(2,803,344) $(14,042,797)
                          ===========  ===========  ===========  ============

Loss per share:
 Basic................... $     (1.22) $     (0.94) $     (0.80)
 Diluted................. $     (1.22) $     (0.94) $     (0.80)

Shares used in computing
 loss per share:
 Basic...................   4,524,067    4,103,896    3,502,676
 Diluted.................   4,524,067    4,103,896    3,502,676


   The accompanying notes are an integral part of these financial statements.

                              SMART MACHINES INC.
                      (a company in the development stage)

STATEMENTS OF CHANGES IN NONREDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
                                   (DEFICIT)

  For the Period from October 1, 1994 (date of inception) to December 31, 1998

                                                                                        Deficit
                              Convertible                        Preferred   Notes    Accumulated
                            Preferred Stock      Common Stock      Stock   Receivable   During
                          -------------------- -----------------  Warrant  for Common Development
                           Shares     Amount    Shares   Amount    Value     Stock       Stage        Total
                          --------- ---------- --------- ------- --------- ---------- -----------  -----------
Issuance of series A
 preferred stock for
 cash and transfer of
 predecessor company net
 assets and technology
 at $1.00 per share in
 May 1995...............  1,965,000 $1,965,000        -- $    --    $--     $    --   $        --  $ 1,965,000
Issuance of Series B
 preferred stock for
 cash at $3.00 per share
 in May 1995............    333,333  1,000,000        --      --     --          --            --    1,000,000
Issuance of common stock
 for cash at $.0001 per
 share in June 1995.....         --         -- 2,860,000     286     --          --            --          286
Issuance of common stock
 for cash and notes
 receivable at $.001 per
 share in June 1995.....         --         --   195,000     195     --        (175)           --           20
Issuance of common stock
 for services rendered
 at $.10 per share in
 September 1995.........         --         --    45,311   4,531     --          --            --        4,531
Issuance of common stock
 for cash and notes
 receivable at $.10 per
 share in August and
 October 1995...........         --         --   405,000  40,500     --      (5,500)           --       35,000
Net loss................         --         --        --      --     --          --    (1,890,233)  (1,890,233)
                          --------- ---------- --------- -------    ---     -------   -----------  -----------
Balances, December 31,
 1995...................  2,298,333 $2,965,000 3,505,311 $45,512    $--     $(5,675)  $(1,890,233) $ 1,114,604
                          ========= ========== ========= =======    ===     =======   ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                              SMART MACHINES INC.
                      (a company in the development stage)

STATEMENTS OF CHANGES IN NONREDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
                             (DEFICIT) (Continued)

  For the Period from October 1, 1994 (date of inception) to December 31, 1998

                                                                                          Deficit
                              Convertible                          Preferred   Notes    Accumulated
                            Preferred Stock      Common Stock        Stock   Receivable   During
                          -------------------- ------------------   Warrant  for Common Development
                           Shares     Amount    Shares    Amount     Value     Stock       Stage        Total
                          --------- ---------- ---------  -------  --------- ---------- -----------  -----------
Balances, December 31,
 1995...................  2,298,333 $2,965,000 3,505,311  $45,512     $--     $(5,675)  $(1,890,233) $ 1,114,604
                          --------- ---------- ---------  -------     ---     -------   -----------  -----------
Issuance of Series B
 preferred stock for
 cash at $3.00 per share
 in February, March,
 April and May 1996.....    199,049    597,147        --       --      --          --            --      597,147
Issuance of series C
 preferred stock for
 cash at $3.50 per share
 in June, July August
 and October 1996, net
 of issuance costs of
 $14,177................    679,088  2,362,631        --       --      --          --            --    2,362,631
Issuance of Series C
 preferred stock for
 services rendered at
 $3.50 per share in
 November 1996..........      8,294     29,029        --       --      --          --            --       29,029
Issuance of common stock
 for services rendered
 at $0.30 per share in
 June 1996..............         --         --     1,000      300      --          --            --          300
Issuance of common stock
 for services rendered
 at $0.35 per share in
 November 1996..........         --         --     8,921    3,122      --          --            --        3,122
Repurchase of common
 stock..................         --         --    (5,000)    (500)     --          --            --         (500)
Repayment of notes
 receivable.............         --         --        --       --      --       5,675            --        5,675
Net loss................         --         --        --       --      --          --    (2,803,344)  (2,803,344)
                          --------- ---------- ---------  -------     ---     -------   -----------  -----------
Balances, December 31,
 1996...................  3,184,764 $5,953,807 3,510,232  $48,434     $--     $    --   $(4,693,577) $ 1,308,664
                          ========= ========== =========  =======     ===     =======   ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                              SMART MACHINES INC.
                      (a company in the development stage)

STATEMENTS OF CHANGES IN NONREDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
                             (DEFICIT) (Continued)

  For the Period from October 1, 1994 (date of inception) to December 31, 1998

                                                                                          Deficit
                              Convertible                         Preferred    Notes    Accumulated
                            Preferred Stock       Common Stock      Stock    Receivable    During
                          -------------------- ------------------  Warrant   for Common Development
                           Shares     Amount    Shares    Amount    Value      Stock       Stage        Total
                          --------- ---------- --------- -------- ---------- ---------- ------------  ----------
Balances, December 31,
 1996...................  3,184,764 $5,953,807 3,510,232 $ 48,434 $       --    $--     $ (4,693,577) $1,308,664
Issuance of common stock
 for cash at $0.70 per
 share and 2,333,162
 Series E warrants at
 $0.79 in June 1997.....         --         --   870,254  599,363  1,838,256     --               --   2,437,619
Dividends on preferred
 stock..................         --         --        --       --         --     --         (483,978)   (483,978)
Issuance of Series C
 preferred stock for
 services rendered at
 $3.50 per share in
 March 1997.............      1,716      6,006        --       --         --     --               --       6,006
Issuance of Series C
 preferred stock for
 cash at $3.50 per share
 in January, February
 and March 1997.........    144,998    507,493        --       --         --     --               --     507,493
Exercise of common stock
 options................         --         --    34,999   11,875         --     --               --      11,875
Issuance of common stock
 for services rendered
 at $.30 per share in
 May 1997...............         --         --    25,000    7,500         --     --               --       7,500
Issuance of common stock
 for services rendered
 at $.35 per share in
 January and October
 1997...................         --         --    30,000   10,500         --     --               --      10,500
Issuance of common stock
 for services rendered
 at $.70 per share in
 September and December
 1997...................         --         --    15,666   10,967         --     --               --      10,967
Net loss................         --         --        --       --         --     --       (3,367,913) (3,367,913)
                          --------- ---------- --------- -------- ----------    ---     ------------  ----------
Balances, December 31,
 1997...................  3,331,478 $6,467,306 4,486,151 $688,639 $1,838,256    $--     $ (8,545,468) $  448,733
                          ========= ========== ========= ======== ==========    ===     ============  ==========


   The accompanying notes are an integral part of these financial statements.

                              SMART MACHINES INC.
                      (a company in the development stage)

STATEMENTS OF CHANGES IN NONREDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
                             (DEFICIT) (Continued)
  For the Period from October 1, 1994 (date of inception) to December 31, 1998


                                                                                            Deficit
                              Convertible                           Preferred    Notes    Accumulated
                            Preferred Stock       Common Stock        Stock    Receivable    During
                          -------------------- -------------------   Warrant   for Common Development
                           Shares     Amount    Shares     Amount     Value      Stock       Stage         Total
                          --------- ---------- ---------  --------  ---------- ---------- ------------  -----------
Balances, December 31,
 1997...................  3,331,478 $6,467,306 4,486,151  $688,639  $1,838,256 $      --  $ (8,545,468) $   448,733
Dividends on preferred
 stock..................         --         --        --        --          --        --      (899,027)    (899,027)
Exercise of common stock
 options................         --         --    11,812     4,134          --        --            --        4,134
Issuance of common stock
 for services rendered
 at $.70 per share in
 May, June and August
 1998...................         --         --    79,161    55,413          --        --            --       55,413
Repurchase of common
 stock..................         --         --   (22,412)   (1,537)         --        --            --       (1,537)
Net loss................         --         --        --        --          --        --    (4,598,302)  (4,598,302)
                          --------- ---------- ---------  --------  ---------- ---------  ------------  -----------
Balances, December 31,
 1998...................  3,331,478 $6,467,306 4,554,712  $746,649  $1,838,256 $      --  $(14,042,797) $(4,990,586)
                          ========= ========== =========  ========  ========== =========  ============  ===========


   The accompanying notes are an integral part of these financial statements.

                              SMART MACHINES INC.
                      (a company in the development stage)

                            STATEMENTS OF CASH FLOWS

                                                                 Cumulative Period
                                                                       from
                                                                  October 1, 1994
                              Years Ended December 31,          (date of inception)
                         -------------------------------------    to December 31,
                            1998         1997         1996             1998
                         -----------  -----------  -----------  -------------------
Cash flows from
 operating activities:
  Net loss.............. $(4,598,302) $(3,367,913) $(2,803,344)    $(12,659,792)
  Adjustments to
   reconcile net loss to
   net cash used in
   operating activities:
    Depreciation and
     amortization.......     398,839      359,507      179,012          982,377
    Increase in
     allowance for
     excess and obsolete
     inventory..........          --       42,752       30,000           72,752
    Technology acquired
     for Series A
     preferred stock....          --           --           --          459,354
    Issuance of common
     and preferred stock
     for services
     rendered...........      55,413       34,973       32,451          127,368
    Change in assets and
     liabilities:
      Accounts
       receivable.......    (131,101)     (23,842)          --         (154,943)
      Inventories.......     312,015     (367,314)    (598,830)        (654,129)
      Prepaid expenses
       and other current
       assets...........      77,084       38,885     (185,073)         (84,977)
      Receivable from
       related party....      70,368      (57,593)     (10,162)              --
      Accounts payable..    (104,236)      84,652      121,813          108,052
      Accrued
       liabilities......     113,268      102,240       31,027          234,449
                         -----------  -----------  -----------     ------------
        Net cash used in
         operating
         activities.....  (3,806,652)  (3,153,653)  (3,203,106)     (11,569,489)
                         -----------  -----------  -----------     ------------
Cash flows from
 investing activities:
  Purchase of fixed
   assets...............    (173,652)    (269,111)    (140,875)        (667,180)
  Decrease (increase) in
   other assets.........       1,598       55,879      (25,412)         (14,662)
                         -----------  -----------  -----------     ------------
      Net cash used in
       investing
       activities.......    (172,054)    (213,232)    (166,287)        (681,842)
                         -----------  -----------  -----------     ------------
Cash flows from
 financing activities:
  Proceeds from issuance
   of notes payable.....   1,000,000           --           --        1,000,000
  Proceeds from issuance
   of convertible
   notes................   2,500,008           --           --        2,500,008
  Proceeds from issuance
   of preferred stock...          --    4,524,572    2,959,778        9,983,513
  Proceeds from issuance
   of common stock......       4,134      611,238           --          650,678
  Repurchase of common
   stock................      (1,537)          --         (500)          (2,037)
  Repayment of notes
   receivable for common
   stock................          --           --        5,675            5,675
  Repayment of notes
   payable..............    (173,864)          --           --         (173,864)
  Repayment of capital
   lease obligations....    (111,704)    (158,494)    (108,970)        (394,569)
                         -----------  -----------  -----------     ------------
        Net cash
         provided by
         financing
         activities.....   3,217,037    4,977,316    2,855,983       13,569,404
                         -----------  -----------  -----------     ------------
(Decrease) increase in
 cash and cash
 equivalents............    (761,669)   1,610,431     (513,410)       1,318,073
Cash and cash
 equivalents at
 beginning of period....   2,079,742      469,311      982,721               --
                         -----------  -----------  -----------     ------------
Cash and cash
 equivalents at end of
 period................. $ 1,318,073  $ 2,079,742  $   469,311     $  1,318,073
                         ===========  ===========  ===========     ============
Supplemental
 disclosures:
  Series A preferred
   stock issued upon
   acquisition of net
   assets and technology
   from predecessor
   company..............                                           $    500,000
  Capital lease
   obligations incurred
   upon acquisition of
   fixed assets.........                           $   238,276     $    403,868
  Loan obligation
   incurred upon
   acquisition of fixed
   assets...............              $   153,245                  $    153,245
  Interest paid......... $    33,121  $    30,157  $    19,292     $     84,629

   The accompanying notes are an integral part of these financial statements.

                              SMART MACHINES INC.
                      (a company in the development stage)

                         NOTES TO FINANCIAL STATEMENTS

1. Formation and Business of the Company

   Smart Machines, Inc. (the "Company") was started as a partnership on October 1, 1994, and incorporated on May 16, 1995. Concurrent with the initial sale of preferred stock, the Company issued 500,000 shares of Series A preferred stock and 2,860,000 shares of common stock to the founders in exchange for their interest in the partnership. Operations from October 1, 1994 to December 31, 1994 were insignificant. To date, the Company has been primarily involved in developing its semiconductor manufacturing equipment technology, recruiting personnel and raising capital.

2. Summary of Significant Accounting Policies

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of presentation

   The Company's financial statements have been prepared on a basis which contemplates realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred operating losses and negative cash flows from operations since inception. As a development stage company, Smart Machines Inc.'s ability to continue as a going concern is highly dependent, among other factors, on its ability to complete the development and commercialization of its products, obtain sufficient financing to produce the products, and obtain adequate customers for its products. The Company is currently pursuing additional funding to further the development of its products and markets. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue in existence.

Financial instruments

   Amounts reported for cash and cash equivalents, accounts receivable, receivable from related parties, accounts payable and other accrued liabilities are considered to approximate fair value primarily due to their short maturities.

Cash and cash equivalents

   The Company's policy is to invest cash in excess of operating requirements in interest-bearing investments with maturities of one year or less. Investments with original or remaining maturities of three months or less at the date of purchase are included in cash and cash equivalents. Cash and cash equivalents at December 31, 1998 include approximately $1,300,000 held in two demand accounts with two financial institutions. Cash and cash equivalents at December 31, 1997 included $1,485,558 in commercial paper of U.S. companies maturing in January through March 1998, whose fair value approximated the carrying value, and approximately $593,000 held in four demand accounts with the two financial institutions. Deposits in these banks may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its cash and cash equivalents.

                              SMART MACHINES INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


Inventories

   Inventories are stated at the lower of cost (standard cost which approximates first-in, first-out basis) or market.

Depreciation and amortization

   Depreciation is computed using the straight-line method over the estimated useful lives of the related assets (generally three years). Leasehold improvements are amortized over their estimated useful lives or the remaining lease term, whichever is less.

Revenue recognition

   Revenue from product sales are recorded upon shipment to the customer provided that no significant obligations remain and collection of the related receivable is probable. When insignificant obligations remain after shipment of the product, Smart Machines accrues the estimated costs of such obligations upon shipment. A provision for product warranty costs is recorded at the time of sale. In the event significant post-shipment obligations or uncertainties remain, revenue is deferred and recognized when such obligations are fulfilled by Smart Machines or the uncertainties are resolved.

Significant Customers

   In 1998 the Company had revenues from five customers that represented 12%, 12%, 18%, 21%, and 20% of revenues and in 1997 the Company had revenues from four customers that represented 11%, 15%, 16%, and 40% of revenues.

Earnings Per Share

   Earnings per share has been calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share," Basic earnings per share is calculated based on the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated based on the weighted average number of common shares and dilutive common equivalent shares assumed outstanding during the period. Shared used to compute diluted earnings per share in loss years exclude common share equivalents, as their inclusion would have an anti-dilutive effect.

Stock-based compensation

   The Company accounts for its stock based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," with the pro forma disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

Research and Development and Software Development Costs

   Costs incurred in the research and development of the Company's products are expensed as incurred, except for certain software development costs. Software development costs are expensed prior to establishing technological feasibility and capitalized thereafter until the related product is available for general release to customers. Capitalized software development costs are amortized to cost of sales on a product-by-product basis over the estimated lives of the related products.

Income taxes

   The Company reports income taxes in accordance with the liability method whereby deferred tax asset and liability account balances are calculated at the balance sheet date using current tax laws and rates in effect.

                              SMART MACHINES INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


Reclassification

   Certain amounts in the 1997 financial statements have been reclassified to conform to the 1998 presentation. These reclassifications did not change previously reported net assets or net loss.

3. Inventories

   Inventories consist of the following:

                                                                 December 31,
                                                               -----------------
                                                                 1998     1997
                                                               -------- --------
      Raw materials........................................... $501,588 $847,953
      Work in process.........................................   79,789   45,439
                                                               -------- --------
                                                               $581,377 $893,392
                                                               ======== ========

4. Fixed Assets

   Fixed assets, including furniture, equipment and software, under capital leases (cost $145,707 and $371,708 and accumulated amortization of $127,617 and $252,441 at December 31, 1998 and 1997, respectively) consist of the following:

                                            Estimated      December 31,
                                              Useful   ----------------------
                                               Life       1998        1997
                                            ---------- ----------  ----------
Machinery and equipment....................    3 years $  609,245  $  508,102
Furniture and fixtures.....................    3 years    141,725     136,800
Software...................................    3 years    252,479     214,684
Test and demonstration equipment...........    2 years    256,457     256,457
Leasehold improvements..................... lease term     40,301      35,301
                                                       ----------  ----------
                                                        1,300,207   1,151,344
Less: Accumulated depreciation and
 amortization..............................              (957,588)   (583,538)
                                                       ----------  ----------
                                                       $  342,619  $  567,806
                                                       ==========  ==========

   Amortization expense for fixed assets under capital lease was $56,567, $130,480, $93,350 and $289,664 for the years ended December 31, 1998, 1997, and
1996, and the cumulative period from October 1, 1994 (date of inception to December 31, 1998).

5. Notes Payable

   In November 1998, the Company entered into an agreement, expiring December 31, 1999, which allows for working capital borrowings of up to $2,000,000, and equipment loans of $500,000. Working capital advances over $1,500,000 are permitted only to the extent of 80% of eligible accounts receivable plus 50% of inventories. All borrowings are collateralized by the Company's assets, have a stated interest rate of 8.92% per annum for working capital borrowings, and 8.63% for equipment loans, and are payable in monthly installments of principal and interest. (See also Note 10--Warrants.) At December 31, 1998, working capital

                              SMART MACHINES INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

borrowings of $979,381 were outstanding, payable in monthly installments of $31,400. Annual maturities are as follows:

1999................................................................. $ 265,468
2000.................................................................   301,925
2001.................................................................   411,988
                                                                      ---------
                                                                        979,381
Less current portion.................................................  (265,468)
                                                                      ---------
                                                                      $ 713,913
                                                                      =========

   In March 1999, the Company increased its working capital borrowings to $1,500,000.

   Notes payable at December 31, 1997, consisting of bank borrowings to purchase equipment and software, were paid off in 1998.

6. Convertible Notes

   On June 15, 1998, the Company issued convertible promissory notes in the amount of $2,500,008. Each of $4.022 of outstanding principal will automatically convert into one unit consisting of one share of Series D preferred stock and 0.746 of a share of common stock, upon the earliest of (i) consent of the holders of 60% of the principal amount of all the notes, (ii) the closing of an investment by an institutional investor unanimously accepted by the Company's Board of Directors with gross proceeds to the Company of at least $1,500,000, (iii) June 15, 2000, or (iv) the conversion of all of the Company's Series D preferred stock into common stock. Interest of 7.00% per annum is payable in cash upon conversion of the notes. Accrued interest of $97,223 is included in accrued liabilities at December 31, 1998. The note holders may declare the entire unpaid principal and accrued interest immediately due and payable in case of default, as defined in the promissory notes. These notes are subordinated to the notes payable described in Note 5 above. The Company reserved 621,552 shares of Series D preferred stock and 463,778 shares of common stock in the event of conversion.

7. Capital Lease Obligations

   The Company leases certain furniture, equipment and software under capital leases expiring in January and February 1999. Future minimum lease payments are $9,442, including interest of $143.

8. Commitments

   The Company leases its facility under an operating lease expiring on November 30, 2001. Under the terms of the lease, the Company is responsible for its share of common area expenses. Future minimum lease payments are as follows:

      1999............................................................. $313,092
      2000.............................................................  313,092
      2001.............................................................  287,001
                                                                        --------
                                                                        $913,185
                                                                        ========

   Rent expense for the years ended December 31, 1998, 1997, and 1996, and the cumulative period from October 1, 1994 (date of inception) to December 31, 1998, was approximately $186,000, $117,000, $98,000 and $446,000, respectively.

                              SMART MACHINES INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


9. Preferred Stock

Convertible preferred stock

   The convertible preferred stock at December 31, 1998 comprises:

                                     Number of
                         Number of    Shares    Dividend Liquidation    Total
                           Shares   Issued and    Per     Value Per  Liquidation
                         Authorized Outstanding  Share      Share       Value
                         ---------- ----------- -------- ----------- -----------
Series A................  1,965,000  1,965,000    $0.05     $1.00    $ 1,965,000
Series B................    532,382    532,382    $0.15     $3.00      1,597,146
Series C................    879,096    834,096   $0.175     $3.50      2,919,336
Series D*...............  2,287,250  1,166,581    $0.18     $3.50      4,083,034
Series E*...............    962,261         --    $0.23     $4.25             --
Undesignated............  9,374,011         --                                --
                         ----------  ---------                       -----------
                         16,000,000  4,498,059                       $10,564,516
                         ==========  =========                       ===========

- --------
* Redeemable preferred stock. See redemption features below.

   The rights, preferences and privileges of the preferred shareholders are as follows:

 Dividends

   The holders of Series D and E preferred stock are entitled to noncumulative dividends, in preference to the Series C, Series B and Series A preferred stock and common stock, when and as declared by the Board of Directors, at the annual rate stated above. After the dividends on Series D stock have been paid, the holders of Series C preferred stock are entitled to noncumulative dividends, in preference to the Series B and Series A preferred stock and common stock, when and as declared by the Board of Directors, at the annual rate stated above. After the dividends on Series D and Series C preferred stock have been paid, the holders of Series B preferred stock are entitled to noncumulative dividends, in preference to the Series A preferred stock and common stock, when and as declared by the Board of Directors, at the annual rate stated above. After the dividends on Series D, Series C and Series B preferred stock have been paid, the holders of the Series A preferred stock are entitled to noncumulative dividends, in preference to common stock, when and as declared by the Board of Directors, at the annual rate stated above. After payment of all dividends of the preferred stock, the holders of such stock are entitled to participate, on an as converted basis, with the holders of common stock as to any dividends payable on common stock. No dividends have been declared as of December 31, 1998.

 Liquidation

   Holders of Series D and E preferred stock are entitled to a preference in liquidation to Series C, Series B and Series A preferred shareholders and common shareholders of $3.50 and $4.25 per share, respectively, plus declared but unpaid dividends. Holders of Series C preferred stock are entitled to a preference in liquidation to Series B and Series A preferred shareholders and common shareholders of $3.50 per share plus declared but unpaid dividends. Holders of Series B preferred stock are entitled to a preference in liquidation to Series A preferred shareholders and common shareholders of $3.00 per share plus declared but unpaid dividends. The holders of the Series A preferred stock are entitled to a preference in liquidation to common shareholders of $1.00 per share plus declared but unpaid dividends. After the above amounts have been paid on the preferred

                              SMART MACHINES INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

stock, the holders of common stock are entitled to a distribution of $3,000,000. Any remaining assets are distributed to the holders of common and preferred stock on an as converted basis.

 Conversion and registration

   The preferred stock is convertible, at the option of the holders, at any time, into common stock on a one-for-one basis subject to certain adjustments. Conversion is automatic upon the closing of a public offering of the Company's common shares for aggregate proceeds of not less than $10,000,000, with an offering price of not less than $10.00 per share, or the vote of a majority of the holders of the outstanding shares of Series A, B and C preferred stock, voting together as a single class and the vote of 75% of the holders of Series D and E preferred stock, voting together as a single class. The preferred shareholders have certain registration rights. The Company has reserved 4,641,565 shares of common stock in the event of conversion.

 Voting

   Each share of preferred stock is entitled to vote on an "as converted" basis along with common shareholders. So long as any shares of preferred stock are outstanding, the Company shall not, without the vote or written consent by a majority of the preferred shareholders, voting as a single class, and at least 66 2/3% of the Series D and E holders, voting as a single class, (i) amend the Company's articles of incorporation, (ii) alter or change any of the rights, preferences or privileges of the preferred stock, (iii) create or issue any new class or series of preferred stock that has rights equal to or superior to the rights, preferences and privileges of the preferred stock, (iv) increase the authorized number of shares of any series of preferred stock, (v) pay or declare any dividends, (vi) authorize a change in the number of directors on the Company's Board of Directors, (vii) merge or sell all or substantially all of the assets, or liquidate, dissolve or wind up the corporation, or (viii) redeem, purchase or otherwise acquire shares of preferred or common stock. As long as at least 250,000 shares of originally issued shares of Series D preferred stock are outstanding, the holders of Series D and E preferred stock, voting as a single class, are entitled to elect one member of the Company's Board of Directors.

 Redemption

   At any time after May 2, 2003, upon written request from the holders of at least 66 2/3% of the Series D and E preferred stock, the Company is required to redeem the shares specified in the request at a price of $3.50 and $4.25 per share, respectively, plus $0.175 and $0.225 per share, compounded annually, per share of Series D and E preferred stock, respectively. The difference between the issuance price and the redemption value is accreted annually.

10. Shareholders' Equity

Warrants

   In connection with the notes payable agreement discussed in Note 5, the Company issued warrants to purchase 57,182 shares of Series D preferred stock at $3.50 per share and 42,658 shares of common stock at $0.70 per share. These warrants are exercisable at any time and expire on December 31, 2004.

   In connection with the sale of equity units in June 1997, the Company issued warrants to purchase 961,234 shares of Series E preferred stock at $4.25 per share. These warrants are exercisable at any time. Warrants to purchase 480,617 shares each expire upon the earlier of (i) May 30, 1999 and May 30, 2001, respectively, (ii) dissolution of the Company or sale of substantially all of the Company' assets, or (iii) merger

                              SMART MACHINES INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

or acquisition of the Company in which more than 50% of the voting power is disposed of, unless the warrants are assumed by the surviving entity. The Company also issued warrants to purchase 10,000 shares of Series C preferred stock at $3.50 per share, exercisable at any time and expiring on September 30, 2006.

   The Company reserved 961,234 shares of Series E, 57,182 shares of Series D and 10,000 shares of Series C preferred stock in the event of issuance.

Common stock

   Common stock held by the Company's founders and employees is subject to stock purchase agreements whereby the Company has the option to repurchase unvested shares upon termination of employment at the initial issuance price. These shares generally vest as follows: 12.5% at the date of the agreement and 2.0833% per month thereafter in the case of founders, and 25% one year from the date of the agreement and 2.0833% per month thereafter in the case of other employees. At December 31, 1998, 321,142 shares of common stock remain subject to repurchase by the Company. The Company has the right of first refusal should any shareholder decide to sell shares. The Company, the Series D preferred shareholders and the holders of promissory notes convertible into Series D preferred stock also have the right of first refusal and the right to participate in the sale, should any founder decide to sell shares.

Stock Option Plan

   During 1996, the Company adopted the 1996 Stock Option Plan (the "Plan") and reserved 619,689 shares for issuance under the Plan. In April 1997 and February 1998, the shareholders approved increases in shares reserved for issuance under the Plan to 1,119,689 and 1,419,689 shares respectively. Management allocated 100,000 of these shares for issuance to employees under a special incentive plan. 49,988 of the incentive plan shares were issued in 1998; the remaining 50,012 shares are included in shares available under the Plan at December 31, 1998. Under the Plan, incentive options to purchase the Company's common stock may be granted to employees at prices not lower than fair market value at the date of grant (110% of fair market value in certain instances), as determined by the Board of Directors. Nonqualified stock options may be granted to employees, directors and consultants at prices not less than 85% of fair market value at the date of grant, as determined by the Board of Directors. The Board of Directors also has the authority to set the term of the options (no longer than ten years from the date of grant, five years in certain instances). Options generally vest at a rate of 25% one year from the vesting date, and 2.0833% per month thereafter and expire in five to ten years. Unexercised options expire 30 days after termination of employment or consultancy with the Company.

                              SMART MACHINES INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   Activity under the Plan is set forth below:

                                                                      Weighted
                                      Number                          Average
                           Shares       of      Price Per             Exercise
                          Available   Shares      Share      Total     Price
                          ---------  --------  ----------- ---------  --------
Shares reserved..........  619,689         --      --      $      --      --
Options granted.......... (114,000)   114,000  $0.30-$0.35    36,400   $0.32
                          --------   --------              ---------
Balances, December 31,
 1996....................  505,689    114,000  $0.30-$0.35    36,400   $0.32
Shares reserved..........  500,000         --      --             --      --
Options granted.......... (588,000)   588,000  $0.35-$0.70   279,300   $0.48
Options exercised........       --    (34,999) $0.30-$0.35   (11,875)  $0.34
Options forfeited........   36,001    (36,001) $0.30-$0.35   (11,975)  $0.33
                          --------   --------              ---------
Balances, December 31,
 1997....................  453,690    631,000  $0.30-$0.70   291,850   $0.46
Shares reserved..........  300,000         --      --             --      --
Shares issued under
 incentive plan..........  (49,988)        --      --             --      --
Options granted.......... (404,502)   404,502     $0.70      283,151   $0.70
Options exercised........       --    (11,812)    $0.35       (4,134)  $0.35
Options forfeited........  363,188   (363,188) $0.35-$0.70  (166,250)  $0.46
                          --------   --------              ---------
Balances, December 31,
 1998....................  662,388    660,502  $0.30-$0.70 $ 404,617   $0.61
                          --------   --------              ---------

   The following table summarizes information with respect to stock options outstanding and currently exercisable at December 31, 1998:

                                                           Options Currently
                    Options Outstanding                       Exercisable
                  --------------------------             -----------------------
                                 Weighted
                                  Average     Weighted                 Weighted
                                 Remaining    Average                  Average
      Exercise      Number      Contractual   Exercise     Number      Exercise
       Price      Outstanding      Life        Price     Exercisable    Price
      --------    -----------   -----------   --------   -----------   --------
      $0.30          50,000         7.4        $0.30        31,250      $0.30
      $0.35         103,000         8.1        $0.35        48,833      $0.35
      $0.70         507,502         9.4        $0.70       156,161      $0.70
                    -------                                -------
                    660,502                                236,244
                    -------                                -------

   The following table summarizes information with respect to stock options outstanding and currently exercisable at December 31, 1997:

                                                           Options Currently
                    Options Outstanding                       Exercisable
                  --------------------------             -----------------------
                                 Weighted
                                  Average     Weighted                 Weighted
                                 Remaining    Average                  Average
      Exercise      Number      Contractual   Exercise     Number      Exercise
       Price      Outstanding      Life        Price     Exercisable    Price
      --------    -----------   -----------   --------   -----------   --------
      $0.30          50,000         8.4        $0.30       18,749       $0.30
      $0.35         371,000         9.2        $0.35       11,000       $0.35
      $0.70         210,000         9.8        $0.70       45,000       $0.70
                    -------                                ------
                    631,000                    $0.46       74,749       $0.54
                    -------                                ------

                              SMART MACHINES INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   No options were exercisable at December 31, 1996.

   No compensation cost has been recognized for the Plan in the financial statements. Had compensation cost for the Plan been determined based on the fair value of the options at the grant date consistent with the provisions of SFAS 123, it would not result in a significant difference from the reported net loss for 1998, 1997, and 1996. However, such differences may not be representative of future compensation cost because options vest over several years and additional grants are made each year.

11. Earnings per share

   The following table is a summary of shares used in calculating basic and diluted earnings per share:

                                                   1998      1997      1996
                                                 --------- --------- ---------
Weighted average number of shares outstanding
 used in computing basic earnings per share..... 4,524,067 4,103,896 3,502,676
Dilutive securities*............................        --        --        --
                                                 --------- --------- ---------
Shares used in computing diluted earnings per
 share.......................................... 4,524,067 4,103,896 3,502,676
                                                 ========= ========= =========

- --------
* Dilutive securities excluded in loss years, as inclusion would be anti-dilutive.

12. Income Taxes

   At December 31, 1998, the Company had net operating loss carryforwards of approximately $7,453,000 and $5,549,000 available to reduce future federal and state taxable income, respectively. The carryforwards expire by the year 2013 for federal and 2003 for state tax purposes unless utilized.

   For federal and state tax purposes, the Company's net operating loss carryforwards may be subject to an annual utilization limitation in case of a change in stock ownership, as defined by federal and state tax law.

   Temporary differences which gave rise to significant portions of deferred tax assets are as follows:

                                                             December 31,
                                                         ----------------------
                                                            1998        1997
                                                         ----------  ----------
Net operating losses.................................... $2,862,000  $1,004,000
Capitalized research and development....................  1,953,000   1,875,000
Tax credit carryforwards................................    375,000     229,000
Other...................................................    148,000     330,000
                                                         ----------  ----------
                                                          5,338,000   3,438,000
Valuation Allowance..................................... (5,338,000) (3,438,000)
                                                         ----------  ----------
                                                         $       --  $       --
                                                         ==========  ==========

   A valuation allowance must be established for a deferred tax asset if a tax benefit may not be realized from the asset. The Company has established a 100% valuation allowance to the extent of its deferred tax assets as no immediate benefit is expected to be received due to the Company's recurring losses. The changes in the valuation allowance during 1998 and 1997 were increases of $1,900,000 and $1,503,000, respectively.

                              SMART MACHINES INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


13. Employee Benefit Plan

   Effective January 1, 1995, the Company adopted a plan (the "Plan"), which is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986. The Plan covers essentially all employees. Eligible employees may make voluntary contributions to the Plan up to 20% of their annual eligible compensation.

14. Related Party Transactions

   A shareholder and member of the Company's Board of Directors is also a shareholder of Xulu Entertainment, Inc. ("Xulu"). The Company subleased part of its facility to Xulu and provided certain clerical support until May 1998, when Xulu left the premises. The expense charged to Xulu for the years ended December 31, 1998, 1997, and 1996, and the cumulative period from October 1, 1994 (date of inception) to December 31, 1998 was $109,149, $201,327 and $110,744, and $429,587, respectively.

   In January 1997, the Company entered into a revolving credit agreement with its president and chief executive officer, who is also a shareholder, which allows for borrowings up to $400,000 for working capital. Borrowings are subordinated to the note payable to bank discussed in Note 5, bear interest at the Silicon Valley Bank's prime rate plus 2% per annum, payable semi-annually, mature after one year, and are collateralized by the Company's assets. During 1997, the Company borrowed $100,000 under this agreement. This amount, plus accrued interest thereon, was repaid during the year.

   In connection with this agreement, the Company issued a warrant to purchase 25,000 shares of Series C preferred stock at $3.50 per share, exercisable at any time and expiring on January 9, 2002. The Company reserved 25,000 shares of Series C preferred stock in the event of issuance.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Smart Machines Inc.

   In our opinion, the accompanying balance sheets and the related statements of operations, of changes in nonredeemable preferred stock and shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Smart Machines Inc. (a company in the development stage) at December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, and for the cumulative period from October 1, 1994 (date of inception) to December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage and has not yet generated significant revenues and, as a result, has incurred losses and negative cash flows from operations since inception that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP
- ----------------------------------
PricewaterhouseCoopers LLP

San Jose, California
June 1, 1999

                              SMART MACHINES INC.

                            CONDENSED BALANCE SHEETS

                                                        March 31,  December 31,
                                                          1999         1998
                                                       ----------- ------------
                                                       (unaudited)
                                                            (In thousands,
                                                          except share data)
                                    ASSETS
Current assets:
  Cash and cash equivalents...........................  $    977     $  1,318
  Accounts receivable, net............................       105          155
  Inventories.........................................       521          581
  Prepaid expenses and other current assets...........        83           96
                                                        --------     --------
    Total current assets..............................     1,686        2,150
Fixed assets, net.....................................       303          343
Other assets..........................................        15           14
                                                        --------     --------
    Total assets......................................  $  2,004     $  2,507
                                                        --------     --------


                 LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
            STOCK, AND NONREDEEMABLE PREFERRED STOCK, COMMON STOCK,
                        AND OTHER STOCKHOLDERS' DEFICIT
Current liabilities:
  Current portion of long term debt...................  $    407     $    265
  Current portion of capital lease obligations........        --           10
  Accounts payable....................................       152          174
  Accrued interest payable............................       141           97
  Accrued expenses and other current liabilities......       138          176
                                                        --------     --------
    Total current liabilities.........................       838          722
Other long-term liabilities...........................     3,499        3,214
                                                        --------     --------
    Total liabilities.................................     4,337        3,936
                                                        --------     --------
Redeemable convertible preferred stock................     3,787        3,562
                                                        --------     --------
Nonredeemable convertible preferred stock, common
 stock and other stockholders' equity:
  Preferred stock, no par value; 12,750,489 shares
   authorized; 3,331,478 issued and outstanding,
   respectively ......................................     6,467        6,467
  Common stock, no par value; 33,000,000 shares
   authorized; 4,577,422 and 4,554,712 shares issued
   and outstanding, respectively......................       747          747
  Preferred stock warrant value.......................     1,838        1,838
  Accumulated deficit during development stage........   (15,172)     (14,043)
                                                        --------     --------
    Total nonredeemable convertible preferred stock,
     common stock, and other stockholders' deficit....    (6,120)      (4,991)
                                                        --------     --------
    Total liabilities, redeemable convertible
     preferred stock, and nonredeemable convertible
     preferred stock, common stock, and other
     stockholders' deficit............................  $  2,004     $  2,507
                                                        ========     ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                              SMART MACHINES INC.

                       CONDENSED STATEMENTS OF OPERATIONS

                                  (unaudited)

                                                               Three months
                                                              ended March 31,
                                                              ----------------
                                                               1999     1998
                                                              -------  -------
                                                              (In thousands,
                                                               except share
                                                                   data)
Net sales.................................................... $   230  $    32
Cost of sales................................................    (397)    (260)
                                                              -------  -------
    Gross profit ............................................    (167)    (228)
                                                              -------  -------

Operating expenses:
  Research and development...................................     474      509
  Selling, general and administrative........................     193      179
                                                              -------  -------
    Loss from operations.....................................    (834)    (916)
Interest income..............................................       9       20
Interest expense.............................................      80        7
                                                              -------  -------
Net loss.....................................................    (905)    (903)
Dividends on preferred stock.................................     225      225
                                                              -------  -------
Net loss attributable to common shareholders................. $(1,130) $(1,128)
                                                              =======  =======

Loss per share:
  Basic...................................................... $ (0.25) $ (0.25)
  Diluted.................................................... $ (0.25) $ (0.25)

Shares used in computing loss per share:
  Basic......................................................   4,566    4,491
  Diluted....................................................   4,566    4,491


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                              SMART MACHINES INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                                  (unaudited)

                                                      Three months Three months
                                                         ended        ended
                                                       March 31,    March 31,
                                                          1999         1998
                                                      ------------ ------------
                                                           (In thousands)
Cash flows from operating activities
Net loss.............................................    $ (905)      $ (903)
 Adjustments to reconcile net loss to net cash
  provided by operating activities:
  Depreciation and amortization......................        70          107
  Issuance of common stock for services rendered.....        --           55
  Changes in operating assets and liabilities:
   Accounts receivable...............................        50          (15)
   Inventories.......................................        60          (51)
   Prepaid expenses and other current assets.........        13           (4)
   Accounts payable..................................       (22)        (129)
   Accrued expenses and other current liabilities....        (5)          58
                                                         ------       ------
    Net cash used in operating activities............      (739)        (882)
                                                         ------       ------
Cash flows from investing activities
Purchases of fixed assets, net.......................       (30)         (27)
Increase in other assets.............................        --           --
                                                         ------       ------
    Net cash used in investing activities............       (30)         (27)
                                                         ------       ------
Cash flows from financing activities
Proceeds from issuance of long term debt.............       500           --
Proceeds from issuance of common stock...............         1           --
Proceeds from issuance of convertible notes..........        --           --
Repayment of long term debt..........................       (73)        (132)
Repurchase of common stock...........................        --           --
                                                         ------       ------
    Net cash provided by (used in) financing
     activities......................................       428         (132)
                                                         ------       ------
Net decrease in cash and cash equivalents............      (341)      (1,041)
Cash and cash equivalents, beginning of period.......     1,318        2,080
                                                         ------       ------
Cash and cash equivalents, end of period.............    $  977       $1,039
                                                         ======       ======

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                              SMART MACHINES INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                                  (unaudited)

1. BASIS OF PRESENTATION

   The accompanying unaudited condensed financial statements of Smart Machines Inc. have been prepared in accordance with generally accepted accounting principles and the instructions to Article 10 of Securities and Exchange Commission Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included.

   The results of operations for the three months ended March 31, 1999, are not necessarily indicative of the results that may be expected for other quarters or the entire fiscal year.

2. INVENTORIES

   Inventories consist of the following (in thousands):

                                                          March 31, December 31,
                                                            1999        1998
                                                          --------- ------------
   Raw materials and purchased parts.....................   $443        $501
   Work-in-process.......................................     78          80
                                                            ----        ----
                                                            $521        $581
                                                            ====        ====

3. EARNINGS (LOSS) PER SHARE

   The following is a summary of the shares used in computing basic and diluted loss per share (in thousands):

                                                                     Three
                                                                    months
                                                                     ended
                                                                   March 31,
                                                                  -----------
                                                                  1999  1998
                                                                  ----- -----
   Weighted average shares outstanding used in computing basic loss per share............................................... 4,566 4,491
   Dilutive securities(a)........................................    --    --
                                                                  ----- -----
   Shares used in computing diluted loss per share............... 4,566 4,491
                                                                  ===== =====

- --------
(a) Shares used to compute diluted earnings per share in loss years exclude common share equivalents as their inclusion would be anti-dilutive.

                              SMART MACHINES INC.

                                  (unaudited)


4. SIGNIFICANT CUSTOMERS

   For the three months ended March 31, 1999, Smart Machines had revenues from four customers representing 19%, 20%, 30% and 31% of revenues and for the three months ended March 31, 1998, Smart Machines had revenues from one customer representing 98% of revenues.

5. SUBSEQUENT EVENTS

   In July 1999 Smart Machines entered into an Agreement and Plan of Merger with Brooks Automation, Inc. This merger is expected to be accounted for as a pooling-of-interests. Brooks Automation is based in Massachusetts and manufacturers process tool automation, components, systems and factory automation software for the semiconductor, flat panel and disk drive industries.

                            BROOKS AUTOMATION, INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed consolidated financial statements give effect to the Merger of Brooks Automation, Inc. ("Brooks") and Smart Machines Inc. ("Smart Machines") which was accounted for as a pooling of interests. The unaudited pro forma condensed consolidated balance sheet presents the combined financial position of Brooks and Smart Machines as of March 31, 1999, assuming that the merger had occurred as of March 31, 1999. Such pro forma information is based upon the historical balance sheets of Brooks and Smart Machines as of that date. The unaudited pro forma condensed consolidated statements of operations give effect to the merger of Brooks and Smart Machines by combining the results of operations of Brooks for the three years ended September 30, 1998, and the six months ended March 31, 1999 and 1998, with the results of operations of Smart Machines for the three years ended December 31, 1998, and the six months ended March 31, 1999 and 1998, respectively, on a pooling-of-interests basis.

   The operations of Smart Machines, Inc. for the three months ended December 31, 1998, resulting in net revenues of $244,000 and a net loss of $1,613,000, have been included in the pro forma statements of income for the year ended September 30, 1998, and for the six-month period ended March 31, 1999. The operations of Smart Machines for the three months ended December 31, 1997, resulting in net revenues of $127,000 and a net loss of $1,224,000, have been included in the pro forma statements of income for the year ended September 30, 1997, and for the six-month period ended March 31, 1998.

   On July 6, 1999, Brooks filed Form 8-K/A to give the effect of the acquisition of Hanyon Technologies, Inc., ("Hanyon") by Brooks, which was accounted for under the purchase method. The pro forma information filed in that Form 8-K/A, has been used in lieu of the historical information for Brooks in the unaudited pro forma condensed consolidated balance sheet as of March 31, 1999, and the unaudited pro forma condensed consolidated statements of operations for the fiscal year ended September 30, 1998, and the six months ended March 31, 1999.

   The unaudited pro forma financial statements should be read in conjunction with the separate audited financial statements and notes thereto of Brooks included in its Annual Report on Form 10-K for the year ended September 30, 1998, the unaudited financial information included in Brooks' Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 1999 and June 30, 1999, and the historical financial statements and notes thereto of Smart Machines contained herein and Hanyon contained in Brooks' Form 8-K/A filed on July 6, 1999 with the Securities and Exchange Commission.

   Brooks and Smart Machines estimate that they will incur direct transaction costs of approximately $750,000 associated with the Merger, which will be charged to operations as incurred. There can be no assurance that the combined company will not incur additional charges to reflect costs associated with the Merger or that management will be successful in its efforts to integrate the operations of the two companies.

   The unaudited pro forma condensed combined financial information set forth below is presented for illustrative purposes only, and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the Merger occurred at the beginning of the periods presented, nor is it necessarily indicative of the future financial position or results of operations of the combined companies.

                            BROOKS AUTOMATION, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 1999

                     (In thousands, except per share data)

                                                                         Pro
                                           Historical  Pro Forma        Forma
                                Brooks(1)    SMART    Adjustments      Combined
                                ---------  ---------- -----------      --------
            ASSETS
Current assets:
  Cash and cash equivalents.... $ 66,314    $    977    $    --        $ 67,291
  Accounts receivable, net.....   25,095         105         --          25,200
  Inventories..................   16,839         521         --          17,360
  Prepaids expenses and other
   current assets..............    9,261          83         --           9,344
                                --------    --------    -------        --------
    Total current assets.......  117,509       1,686         --         119,195
  Fixed assets, net............   17,860         303         --          18,163
  Goodwill.....................    1,914          --         --           1,914
  Other assets.................    5,099          15         --           5,114
                                --------    --------    -------        --------
    Total assets............... $142,382    $  2,004    $    --        $144,386
                                ========    ========    =======        ========

 LIABILITIES AND STOCKHOLDERS'
            EQUITY
Current liabilities:
  Accounts payable............. $  5,093    $    152    $    --        $  5,245
  Accrued expenses and other
   current liabilities.........   13,688         686        609 (1)(4)   14,983
                                --------    --------    -------        --------
    Total current liabilities..   18,781         838        609          20,228
Other long-term liabilities....    1,760       3,499     (2,500)(1)       2,759
                                --------    --------    -------        --------
    Total liabilities..........   20,541       4,337     (1,891)         22,987
                                --------    --------    -------        --------
Redeemable convertible
 preferred stock...............       --       3,787     (3,787)             --
                                --------    --------    -------        --------
Stockholders' equity:
  Preferred stock..............       --       6,467     (6,467)(1)          --
  Common stock.................      111         747       (742)(1)         116
  Additional paid-in capital...  129,237       1,838     13,637 (1)     144,712
  Cumulative translation
   adjustment..................     (431)         --         --            (431)
  Deferred compensation........     (104)         --         --            (104)
  Accumulated deficit..........   (6,972)    (15,172)      (750)(4)     (22,894)
                                --------    --------    -------        --------
    Total stockholders'
     equity....................  121,841      (6,120)     5,678         121,399
                                --------    --------    -------        --------
    Total liabilities and
     stockholders' equity...... $142,382    $  2,004    $    --        $144,386
                                ========    ========    =======        ========


     See Notes to the Unaudited Pro Forma Condensed Consolidated Financial
                                  Statements.

                            BROOKS AUTOMATION, INC.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     (In thousands, except per share data)

                              Six months ended
                                 March 31,        Year ended September 30,
                              -----------------  ----------------------------
                               1999      1998      1998      1997      1996
                              -------  --------  --------  --------  --------
Revenues (a)................. $45,082  $ 53,882  $107,697  $109,428  $112,730
Cost of revenues.............  24,358    39,015    73,924    65,311    57,961
                              -------  --------  --------  --------  --------
Gross profit.................  20,724    14,867    33,773    44,117    54,769
                              -------  --------  --------  --------  --------
Operating expenses:
  Research and development...  10,122    13,919    25,389    22,207    20,315
  Selling, general and
   administrative............  13,997    14,957    30,392    24,906    23,798
  Acquisition-related and
   restructuring.............     --        --      3,722       --        230
                              -------  --------  --------  --------  --------
    Total operating
     expenses................  24,119    28,876    59,503    47,113    44,343
                              -------  --------  --------  --------  --------
Net income (loss) from
 operations..................  (3,395)  (14,009)  (25,730)   (2,996)   10,426
Interest income (expense),
 net.........................   1,330     1,544     2,941      (705)      (36)
                              -------  --------  --------  --------  --------
Net income (loss) before
 income taxes................  (2,065)  (12,465)  (22,789)   (3,701)   10,390
Income tax provision
 (benefit)...................     265    (1,287)   (2,835)    1,267     4,599
                              -------  --------  --------  --------  --------
Net income (loss)............  (2,330)  (11,178)  (19,954)   (4,968)    5,791
Dividends on preferred
 stock.......................     450       711     1,420     1,005       521
                              -------  --------  --------  --------  --------
Net income (loss)
 attributable to common
 stockholders................ $(2,780) $(11,889) $(21,374) $ (5,973) $  5,270
                              =======  ========  ========  ========  ========
Earnings (loss) per share:
  Basic...................... $ (0.24) $  (1.12) $  (1.99) $  (0.73) $   0.67
  Diluted.................... $ (0.24) $  (1.12) $  (1.99) $  (0.73) $   0.62

Shares used in computing
 earnings (loss) per share:
  Basic......................  11,502    10,609    10,739     8,175     7,846
  Diluted....................  11,502    10,609    10,739     8,175     9,326

- --------
(a) Includes revenues from a related party of $4.5 million and $10.2 million for the six months ended March 31, 1999 and 1998, and $16.3 million, $18.9 million, and $19.1 million for the years ended September 30, 1998, 1997, and 1996.

     See Notes to the Unaudited Pro Forma Condensed Consolidated Financial
                                  Statements.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                       CONSOLIDATED FINANCIAL STATEMENTS

1. PRO FORMA BASIS OF PRESENTATION

   These unaudited pro forma condensed consolidated financial statements give effect to the Merger as if it had occurred at the beginning of the earliest period presented. The shares issued were based upon a purchase price of $14.2 million minus the outstanding obligations of Smart Machines under its existing third party credit facility. There were 478,000 shares of Brooks common stock, at $27.49 per share, issued in exchange for all of the Smart Machines outstanding common stock, preferred stock, and convertible notes and related interest. For the purposes of these pro forma condensed consolidated financial statements, the price per share of the Books common stock was based upon the average of the closing price for Brooks common stock on the Nasdaq National Market for the 20 consecutive trading-day period ending July 29, 1999. In addition, all outstanding options and warrants to purchase Smart Machines capital stock will be exchanged for options and warrants to purchase Brooks common stock, based on the Capital Stock Conversion Ratios of $0.015, $0.0370, $0.1111, $0.1296, 0.1296 for Common Stock, Preferred Stock Series A, Preferred Stock Series B, Preferred Stock Series C and Preferred Stock Series D, respectively. As of March 31, 1999, options to purchase a total of 480,617 shares and warrants to purchase a total of 592,064 shares of Smart Machines common stock were outstanding.

   On July 6, 1999, Brooks filed Form 8-K/A to give the effect of the acquisition of Hanyon Technologies, Inc., by Brooks, which was accounted for under the purchase method. The pro forma information filed in that Form 8-K/A, has been used in lieu of the historical information for Brooks in the unaudited pro forma condensed consolidated balance sheet as of March 31, 1999, and in the unaudited pro forma condensed consolidated statements of operations for the fiscal year ended September 30, 1998, and the six months ended March 31, 1999.

   The unaudited pro forma condensed consolidated financial statements give effect to the Merger on a retroactive basis. The unaudited pro forma condensed consolidated balance sheet as of March 31, 1999, gives effect to the Merger as if it had occurred on March 31, 1999, and combines the pro forma balance sheet of Brooks and the unaudited historical balance sheet of Smart Machines as of March 31, 1999. The unaudited pro forma condensed consolidated statements of operations give effect to the Merger as if it had occurred at the beginning of the earliest period presented. The unaudited pro forma condensed consolidated statements of operations for the fiscal years ended September 30, 1998, 1997, and 1996, and the six months ended March 31, 1999 and 1998, combine the historical results of operations of Brooks for the fiscal years ended September 30, 1998, 1997, and 1996, and the six months ended March 31, 1999 and 1998, with the historical results of operations of Smart Machines for the three years ended December 31, 1998, and the six months ended March 31, 1999 and 1998, respectively, on a pooling-of-interests basis.

   The operations of Smart Machines for the three months ended December 31, 1998, resulting in net revenues of $244,000 and a net loss of $1,613,000, have been included in the pro forma statements of income for the year ended September 30, 1998, and for the six-month period ended March 31, 1999. The operations of Smart Machines for the three months ended December 31, 1997, resulting in net sales of $127,000 and a net loss of $1,224,000, have been included in the pro forma statements of income for the year ended September 30, 1997, and for the six-month period ended March 31, 1998.

2. PRO FORMA EARNINGS PER SHARE

   The unaudited pro forma combined earnings per share information is based upon the weighted average number of common and dilutive potential common shares outstanding of Brooks and Smart Machines for each period presented, giving effect to the Merger as if it occurred at the beginning of the earliest period presented, using the per share price for Brooks common stock of $27.49 and a purchase price of $14.2 million minus the outstanding obligations of Smart Machines under its existing third party credit facility.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

3. CONFORMING ADJUSTMENTS AND INTERCOMPANY TRANSACTIONS

   There were no material adjustments required to conform the accounting policies of Brooks and Smart Machines. There are no material intercompany transactions included in the unaudited pro forma condensed consolidated financial statements.

4. TRANSACTION COSTS

   It is estimated that the combined company will incur charges to operations of approximately $750,000 representing direct transaction costs of the Merger, primarily for accounting and legal fees. The estimated charge is reflected in the unaudited condensed consolidated balance sheet as March 31, 1999, but is not reflected in the unaudited pro forma condensed consolidated statements of operations. These nonrecurring transaction costs will be charged to operations as incurred. These costs reflect a preliminary estimate only, and therefore, are subject to change.

   It is expected that following the Merger, the combined company will incur additional significant costs associated with integrating the two companies, which amounts will be charged to operations as incurred. The amount of such costs is not currently reasonably estimable and, accordingly, the amount has not been reflected in the unaudited pro forma condensed consolidated balance sheet as of March 31, 1999. There can be no assurance that the combined company will not incur additional material charges to reflect costs associated with the Merger or that management will be successful in its efforts to integrate the operations of the two companies.

                                 EXHIBIT INDEX



          2.05 Agreement and plan of merger dated as of July 7, 1999 among the Registrant, Smart Acquisition Corporation and Smart Machines [incorporated by reference as Exhibit 2.05 to the Registrant's Registration Statement on Form S-4 (No. 333-84727)].

         23.1     Consent of PricewaterhouseCoopers LLP